GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS THIRD QUARTER 2020 RESULTS

•Sales of $4.4 billion, Down 3.4%; Excluding Divestitures, Up 0.8%
•Diluted Net Income per Share from Continuing Operations $1.61, Up 11%
•Diluted Adjusted EPS from Continuing Operations $1.63, Up 17%
•Segment Profit Up 100 basis points to 9.0%
•Strengthened Balance Sheet, Enhanced Liquidity and Strong Cash Flows

Atlanta, Georgia, October 22, 2020 -- Genuine Parts Company (NYSE: GPC) announced today its results for the third quarter and nine months ended September 30, 2020.

“The GPC team remained focused on our top priorities through the third quarter, aggressively managing our operations through the challenges of COVID-19. We are proud of everyone's hard work and commitment to operational excellence, which has required effective measures to maintain a safe work environment while also providing first class customer service,” said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company.

Third Quarter 2020 Results

Sales from continuing operations were $4.4 billion, a 3.4% decrease compared to $4.5 billion in the same period of the prior year. The decrease in sales is attributable to a 1.8% decline in comparable sales and a 4.2% impact from divestitures. These items were partially offset by a 1.3% benefit from acquisitions and a 1.3% net impact of foreign currency and other. Excluding divestitures, net sales from continuing operations were up 0.8% in the third quarter1, which compares to a 10.1% sales decrease in the second quarter.

Net income from continuing operations was $232.9 million, or a diluted earnings per share of $1.61. This compares to net income from continuing operations of $212.3 million, or $1.45 per diluted share in the prior year period. Excluding the impact of restructuring and transaction and other costs, the Company's adjusted net income from continuing operations was $236.8 million, compared to $203.8 million a year
1 Adjusted net income from continuing operations, adjusted diluted net income from continuing operations per common share, sales excluding divestitures and free cash flow referred in this press release are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.
(Cont.)

ago. On a per share diluted basis, adjusted net income from continuing operations was $1.63, an increase of 17.3% compared to $1.39 per diluted share last year1.

Mr. Donahue stated, “We entered the third quarter focused on driving profitable growth and productivity initiatives for our streamlined Automotive and Industrial portfolio. Our progress for the quarter reflects the resiliency in our businesses and the benefits of these initiatives. Our financial performance was highlighted by strengthening sales trends, continued gross margin expansion, significant cost savings, operating margin expansion in each of our businesses, a stronger balance sheet, enhanced liquidity and substantial cash flows. We were pleased to report a strong financial performance for the quarter.”

Third Quarter 2020 Segment Highlights

Automotive Parts Group

Sales for the Automotive Group were $3.0 billion in the third quarter, up 6.0% from 2019 and representing 68% of total company revenues. The increase consisted of an approximate 2.2% increase in comparable sales, a 2.2% net impact of favorable foreign currency and other and a 1.6% benefit from acquisitions. Segment profit of $266 million was up 19.6%, with profit margin at 9.0%, up 100 basis points from 2019.

Industrial Parts Group

Sales for the Industrial Parts Group were $1.4 billion, down 18.6%, or down 8.7% excluding the EIS divestiture, and representing 32% of total company revenues. The decrease in sales and sales excluding divestitures includes an approximate 9.2% decrease in comparable sales, slightly offset by a 0.4% benefit from acquisitions and a favorable foreign currency impact. Segment profit of $126 million was down 8.7%, with profit margin up at 8.9%, up 100 basis points from 20191.

Nine Months 2020 Results

Sales from continuing operations for the nine months ended September 30, 2020 were $12.3 billion, a 7.2% decrease compared to $13.2 billion for the same period in 2019. Excluding divestitures, net sales from continuing operations were down 2.8% for the nine months. The net loss from continuing operations for the nine months was $8.2 million, or a loss of $0.06 per diluted share. Excluding items which impact comparability with prior periods, as noted above, the Company's adjusted net income from continuing operations was $544.1 million, or $3.76 per diluted share1.

Balance Sheet, Cash Flow and Capital Allocation

The Company generated operating cash flows from continuing operations of $1.4 billion during the first nine months of 2020, a significant increase from the prior year, driven primarily by entering into an agreement to sell accounts receivable which provided $500 million of operating cash flows and the effective management of our working capital. Free cash flow was $1.3 billion for the first nine months of 2020, also up significantly1.

The Company returned $435 million to shareholders during the nine months ended September 30, 2020, including $339 million in the form of quarterly dividends and $96 million in share repurchases. As previously announced, the Company decided to suspend its share repurchase program and limit its M&A activities to smaller, bolt-on acquisitions until there is greater visibility into the macro environment.

(Cont.)

We ended the quarter with $2.8 billion of total liquidity (comprising $1.9 billion availability on the revolving credit facility and $0.9 billion of cash and cash equivalents). The Company reduced debt by $300 million during the quarter and is in compliance with all its debt covenants.

Mr. Donahue concluded, “As we move forward through the balance of 2020, our teams will execute on a number of strategic initiatives to build on the positive momentum of the third quarter. Our plans focus on maximizing the value of our Automotive and Industrial business segments and positioning GPC for sustained long-term growth and improved profitability. We look forward to reporting on our progress in the quarters ahead.”

2020 Outlook

On April 6, 2020, the Company withdrew its full-year 2020 guidance due to the economic uncertainty relating to the rapidly evolving COVID-19 pandemic and the limited visibility on the impacts to our businesses. Given the continued lack of visibility, we will not be providing annual guidance updates until macro-economic conditions stabilize further.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include changes in sales excluding divestitures, adjusted net (loss) income from continuing operations, adjusted diluted net (loss) income from continuing operations per common share and free cash flow to account for the impact of these adjustments. The Company believes that the presentation of changes in sales excluding divestitures, adjusted net (loss) income from continuing operations, adjusted diluted net (loss) income from continuing operations per common share and free cash flow, which are not calculated in accordance with GAAP, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures are useful and enhance the comparability of our results from period to period and with our competitors, as well as show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, divestitures and foreign currency. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

(Cont.)

Daily Sales

Daily sales is a key metric that represents the amounts invoiced to the Company's customers each day. Daily sales do not represent GAAP-based sales because, among other things, invoices are not always generated at the same time goods and services are delivered to customers and the amounts do not include adjustments for estimates of returns, rebates or other forms of variable consideration. Management uses this metric to monitor demand trends at each of its subsidiaries throughout each month for the purposes of monitoring performance against forecasts and to make operational decisions. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s ongoing operations. The calculation of this metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call and view the supplemental earnings deck on the Company’s website at http://genuineparts.investorroom.com. The call is also available by dialing 877-407-0789, conference ID 13710500. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13710500, two hours after the completion of the call until 12:00 a.m. Eastern time on November 5, 2020.

About Genuine Parts Company

Founded in 1928, Genuine Parts Company is a global service organization engaged in the distribution of automotive replacement parts and industrial parts. The Company's Automotive Parts Group distributes automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company's Industrial Parts Group distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628; sid_jones@genpt.com

Forward Looking Statements

Some statements in this press release and the related conference call, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Senior officers may also make verbal statements, including during today’s conference call, to analysts, investors, the media and others that are forward-looking. These forward-looking statements include, without limitation, our expected ability to operate and protect our workforce during the COVID-19 pandemic, our strategies for growing our automotive and industrial businesses, the execution and effect of our cost savings initiatives, our efforts and initiatives to help us emerge from the pandemic well-positioned, our ongoing efforts to maintain
(Cont.)

compliance and flexibility under our debt covenants, our liquidity position and actions to maximize cash flow to continue to operate during these highly uncertain times and plans for future cost savings.

The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 outbreak, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; the Company's ability to maintain compliance with its debt covenants; the Company's ability to successfully integrate acquired businesses into the Company and to realize the anticipated synergies and benefits; the Company's ability to successfully divest businesses; the Company's ability to successfully implement its business initiatives in its two business segments; slowing demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in our suppliers' operations, including the impact of COVID-19 on our suppliers as well as our supply chain; changes in national and international legislation or government regulations or policies, including changes to import tariffs, short term government subsidies, and the unpredictability of such changes and their impact to the Company and its suppliers and customers, data security policies and requirements as well as privacy legislation; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs) or deflation and the United Kingdom's exit from the European Union, commonly known as Brexit, and the unpredictability of the impact following such exit from the European Union; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting, including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and Item 1A, Risk Factors (all of which risks may be amplified by the COVID-19 outbreak) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$4,370,086	$4,525,284	$12,285,839	$13,242,344
Cost of goods sold	2,842,020	3,020,051	8,079,108	8,861,609
Gross profit	1,528,066	1,505,233	4,206,731	4,380,735
Operating expenses:
Selling, administrative and other expenses	1,140,156	1,175,699	3,254,442	3,414,414
Depreciation and amortization	69,097	65,667	203,084	186,968
Provision for doubtful accounts	5,633	1,192	23,452	10,430
Restructuring costs	10,968	—	39,009	—
Goodwill impairment charge	—	—	506,721	—
Total operating expenses	1,225,854	1,242,558	4,026,708	3,611,812
Non-operating expenses (income):
Interest expense	25,788	26,451	72,218	73,567
Other	(21,241)	(47,655)	(46,017)	(62,737)
Total non-operating expenses (income)	4,547	(21,204)	26,201	10,830
Income before income taxes	297,665	283,879	153,822	758,093
Income taxes	64,747	71,623	162,059	190,634
Net income (loss) from continuing operations	232,918	212,256	(8,237)	567,459
Net (loss) income from discontinued operations	(5,387)	15,231	(192,069)	44,708
Net income (loss)	$227,531	$227,487	$(200,306)	$612,167
Dividends declared per common share	$0.7900	$0.7625	$2.3700	$2.2875
Basic earnings (loss) per share:
Continuing operations	$1.61	$1.46	$(0.06)	$3.89
Discontinued operations	(0.03)	0.10	(1.33)	0.31
Basic earnings (loss) per share	$1.58	$1.56	$(1.39)	$4.20
Diluted earnings (loss) per share:
Continuing operations	$1.61	$1.45	$(0.06)	$3.87
Discontinued operations	(0.04)	0.11	(1.33)	0.31
Diluted earnings (loss) per share	$1.57	$1.56	$(1.39)	$4.18

Weighted average common shares outstanding	144,273	145,572	144,528	145,875
Dilutive effect of stock options and non-vested restricted stock awards	762	617	—	654
Weighted average common shares outstanding – assuming dilution	145,035	146,189	144,528	146,529

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net sales:
Automotive	$2,960,379	$2,792,453	$8,038,863	$8,192,369
Industrial	1,409,707	1,732,831	4,246,976	5,049,975
Total net sales	$4,370,086	$4,525,284	$12,285,839	$13,242,344
Segment profit:
Automotive	$266,124	$222,561	$627,608	$630,865
Industrial	125,620	137,525	348,481	394,887
Total segment profit	391,744	360,086	976,089	1,025,752
Interest expense, net	(25,221)	(24,880)	(69,965)	(70,483)
Intangible asset amortization	(24,223)	(24,910)	(70,219)	(68,785)
Corporate expense	(33,379)	(38,830)	(117,053)	(103,582)
Other unallocated costs (1)	(11,256)	12,413	(565,030)	(24,809)
Income before income taxes from continuing operations	$297,665	$283,879	$153,822	$758,093

(1) The following table presents a summary of the other unallocated costs:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Other unallocated costs:
Goodwill impairment charge	$—	$—	$(506,721)	$—
Restructuring costs	(10,968)	—	(39,009)	—
Realized currency loss on divestitures	—	(7,664)	(11,356)	(34,701)
Gain on insurance proceeds related to SPR Fire	—	—	13,448	—
Gain on equity investment	—	38,663	—	38,663
Transaction and other costs	(288)	(18,586)	(21,392)	(28,771)
Total other unallocated costs	$(11,256)	$12,413	$(565,030)	$(24,809)
(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	September 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$900,123	$451,275
Trade accounts receivable, less allowance for doubtful accounts (2020 – $46,885; 2019 – $27,865)	1,952,225	2,497,251
Merchandise inventories, net	3,419,383	3,358,795
Prepaid expenses and other current assets	1,103,554	1,016,497
Current assets of discontinued operations	—	734,854
Total current assets	7,375,285	8,058,672
Goodwill	1,829,946	2,196,100
Other intangible assets, less accumulated amortization	1,449,446	1,443,851
Deferred tax assets	67,594	36,937
Property, plant and equipment, less accumulated depreciation (2020 – $1,357,013; 2019 – $1,250,691)	1,141,419	1,086,284
Operating lease assets	1,024,453	966,790
Other assets	587,318	411,571
Noncurrent assets of discontinued operations	—	312,985
Total assets	$13,475,461	$14,513,190

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,030,319	$3,999,647
Current portion of debt	206,335	622,132
Dividends payable	113,983	110,784
Other current liabilities	1,626,061	1,386,132
Current liabilities of discontinued operations	—	254,118
Total current liabilities	5,976,698	6,372,813
Long-term debt	2,700,616	2,795,878
Operating lease liabilities	779,468	728,917
Pension and other post–retirement benefit liabilities	248,488	202,188
Deferred tax liabilities	214,738	236,064
Other long-term liabilities	520,680	444,344
Noncurrent liabilities of discontinued operations	—	68,249
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2020 – 144,289,653 shares; 2019 – 145,293,115 shares	144,290	145,293
Additional paid-in capital	113,249	90,560
Retained earnings	3,923,113	4,674,918
Accumulated other comprehensive loss	(1,166,572)	(1,268,580)
Total parent equity	3,014,080	3,642,191
Noncontrolling interests in subsidiaries	20,693	22,546
Total equity	3,034,773	3,664,737
Total liabilities and equity	$13,475,461	$14,513,190

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2020	2019
Operating activities:
Net (loss) income	$(200,306)	$612,167
Net (loss) income from discontinued operations	(192,069)	44,708
Net (loss) income from continuing operations	(8,237)	567,459
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	203,084	186,968
Share-based compensation	16,274	17,310
Excess tax benefits from share-based compensation	375	(4,054)
Realized currency losses on divestitures	11,356	30,848
Goodwill impairment charge	506,721	—
Changes in operating assets and liabilities	697,611	(120,673)
Net cash provided by operating activities from continuing operations	1,427,184	677,858
Investing activities:
Purchases of property, plant and equipment	(105,428)	(176,321)
Proceeds from sale of property, plant and equipment	11,675	10,281
Proceeds from divestitures of businesses	382,737	416,784
Acquisitions of businesses and other investing activities	(59,062)	(636,137)
Net cash provided by (used in) investing activities from continuing operations	229,922	(385,393)
Financing activities:
Proceeds from debt	1,888,622	3,928,716
Payments on debt	(2,466,031)	(3,749,509)
Share-based awards exercised	(1,754)	(7,495)
Dividends paid	(339,294)	(328,106)
Purchases of stock	(95,719)	(73,052)
Other financing activities	(15,032)	—
Net cash used in financing activities from continuing operations	(1,029,208)	(229,446)
Cash flows from discontinued operations:
Net cash provided by operating activities from discontinued operations	13,323	67,354
Net cash used in investing activities from discontinued operations	(11,131)	(6,000)
Net cash provided by financing activities from discontinued operations	—	—
Net cash provided by discontinued operations	2,192	61,354
Effect of exchange rate changes on cash and cash equivalents	(6,959)	(6,645)
Net increase in cash and cash equivalents	623,131	117,728
Cash and cash equivalents at beginning of period	276,992	333,547
Cash and cash equivalents at end of period	$900,123	$451,275

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET (LOSS) INCOME FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS AND GAAP DILUTED NET INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE TO ADJUSTED DILUTED NET (LOSS) INCOME FROM CONTINUING OPERATIONS PER COMMON SHARE
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
GAAP net income (loss) from continuing operations	$232,918	$212,256	$(8,237)	$567,459

Adjustments:
Goodwill impairment charge (1)	—	—	506,721	—
Restructuring costs (2)	10,968	—	39,009	—
Realized currency loss (3)	—	7,664	11,356	34,701
Gain on insurance proceeds related to SPR Fire (4)	—	—	(13,448)	—
Gain in equity investment (5)	—	(38,663)	—	(38,663)
Transaction and other costs (6)	288	18,586	21,392	28,771
Total adjustments	11,256	(12,413)	565,030	24,809
Tax impact of adjustments	(7,423)	4,000	(12,733)	(1,140)
Adjusted net income from continuing operations	$236,751	$203,843	$544,060	$591,128

The table below represent amounts per common share assuming dilution:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net income (loss) from continuing operations	$1.61	$1.45	$(0.06)	$3.87

Adjustments:
Goodwill impairment charge (1)	—	—	3.51	—
Restructuring costs (2)	0.07	—	0.26	—
Realized currency loss (3)	—	0.05	0.08	0.24
Gain on insurance proceeds related to SPR Fire (4)	—	—	(0.09)	—
Gain in equity investment (5)	—	(0.26)	—	(0.26)
Transaction and other costs (6)	—	0.12	0.15	0.19
Total adjustments	0.07	(0.09)	3.91	0.17
Tax impact of adjustments	(0.05)	0.03	(0.09)	(0.01)
Adjusted net income from continuing operations	$1.63	$1.39	$3.76	$4.03
Weighted average common shares outstanding – assuming dilution	145,035	146,189	144,528	146,529

(Cont.)

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Line item:
Cost of goods sold	$604	$4,521	$13,495	$7,481
Selling, administrative and other expenses	—	15,879	8,213	23,103
Goodwill impairment charge	—	—	506,721	—
Restructuring costs	10,968	—	39,009	—
Non-operating (income): Other	(316)	(32,813)	(2,408)	(5,775)
Total adjustments	$11,256	$(12,413)	$565,030	$24,809

(1) Adjustment reflects the second quarter goodwill impairment charge related to our European reporting unit.
(2) Adjustment reflects restructuring costs related to the ongoing execution of the 2019 Cost Savings Plan announced in the fourth quarter of 2019. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(3) Adjustment reflects realized currency losses related to divestitures.
(4) Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(5) Adjustment reflects the gain from remeasuring the Company's preexisting 35% equity investment to fair value upon acquiring the remaining equity of Inenco on July 1, 2019.
(6) Adjustment includes $8.5 million of incremental costs associated with COVID-19 for the nine months ended September 30, 2020 and costs associated with certain divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things. For the three and nine months ended September 30, 2019, adjustments also includes transaction and other costs related to acquisitions and divestitures.

(Cont.)

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF CHANGES IN GAAP TOTAL NET SALES TO NET SALES EXCLUDING DIVESTITURES
(UNAUDITED)

	Three Months Ended September 30, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	6.0%	—%	6.0%
Industrial	(18.6)%	(9.9)%	(8.7)%
Total Net Sales	(3.4)%	(4.2)%	0.8%

	Nine Months Ended September 30, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	(1.9)%	(0.2)%	(1.7)%
Industrial	(15.9)%	(11.0)%	(4.9)%
Total Net Sales	(7.2)%	(4.4)%	(2.8)%

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended September 30, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	GAAP Total Net Sales
Automotive	2.2%	1.6%	—%	1.6%	0.6%	6.0%
Industrial	(9.2)%	0.4%	(9.9)%	0.1%	—%	(18.6)%
Total Net Sales	(1.8)%	1.3%	(4.2)%	1.0%	0.3%	(3.4)%

	Nine Months Ended September 30, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	GAAP Total Net Sales
Automotive	(5.1)%	3.3%	(0.2)%	(0.4)%	0.5%	(1.9)%
Industrial	(9.6)%	4.9%	(11.0)%	(0.2)%	—%	(15.9)%
Total Net Sales	(6.5)%	3.7%	(4.4)%	(0.3)%	0.3%	(7.2)%

GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS TO FREE CASH FLOW
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities from continuing operations	$1,427,184	$677,858
Purchases of property, plant and equipment	(105,428)	(176,321)
Free Cash Flow	$1,321,756	$501,537